EXHIBIT 99.1

SELECTED FINANCIAL DATA

In August 2009, the Partnership completed the 2009 Acquisition. Because the 2009 Acquisition represents a transaction between entities under common control, the Partnership’s historical financial information has been recast to include the historical accounting attributes of the assets acquired and liabilities assumed in the 2009 Acquisition for all periods presented. Accordingly, the following selected consolidated financial data has been recast from that presented in the Partnership’s 2008 Annual Report on Form 10-K.

Certain selected historical financial data shown below was derived from the Partnership’s recast audited consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 (collectively, the "Recast Financial Statements"), included as Exhibit 99.3 to this Report. The selected historical financial data as of December 31, 2006, 2005, and 2004 and for the years ended December 31, 2005 and 2004 was derived from recast unaudited financial statements.

The following recast selected financial data should be read in conjunction with the Partnership’s recast "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the Partnership’s Recast Financial Statements, included as Exhibits 99.2 and 99.3, respectively, to this Report.

	Year Ended December 31, (a)
	2008	2007	2006	2005	2004
Statements of Operations Data:	(in thousands, except per unit data)
Revenues:
Oil and gas	$193,394	$144,038	$126,918	$106,265	$77,052
Interest and other	192	-	-	-	-
	193,586	144,038	126,918	106,265	77,052
Costs and expenses:
Oil and gas production	38,807	27,879	24,133	19,589	16,144
Production and ad valorem taxes	14,213	11,550	11,124	8,902	6,370
Depletion, depreciation and amortization	11,582	11,382	9,678	7,943	7,058
General and administrative	6,227	5,643	5,345	5,537	3,811
Accretion of discount on asset retirement obligations	144	143	136	127	233
Interest	621	-	-	-	-
Other, net	890	5	25	70	52
	72,484	56,602	50,441	42,168	33,668
Income before taxes	121,102	87,436	76,477	64,097	43,384
Income tax provision	(1,326)	(920)	(323)	-	-
Net income	$119,776	$86,516	$76,154	$64,097	$43,384

Allocation of net income:
Net income applicable to the Partnership Predecessor	$59,038	$86,516	$76,154	$64,097	$43,384
Net income applicable to the Partnership	60,738	-	-	-	-
Net income	$119,776	$86,516	$76,154	$64,097	$43,384

Allocation of net income applicable to the Partnership:
General partner's interest in net income	$61
Limited partners' interest in net income	60,677
Net income applicable to the Partnership	$60,738

Net income per common unit – basic and diluted	$2.02
Weighted average common units outstanding – basic and diluted	30,009
Distributions declared per common unit	$0.81

Balance Sheet Data (as of December 31):
Total assets	$367,164	$217,702	$209,687	$174,399	$151,589
Long-term debt	$-	$-	$-	$-	$-
Partners' equity	$347,831	$207,569	$196,498	$164,576	$144,834

________

(a)

The historical lease operating expense of the Partnership Predecessor includes the direct internal costs of Pioneer to operate the Partnership Properties. The lease operating expense of the Partnership’s Properties after they were acquired by the Partnership includes the COPAS Fee.

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